                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact:  Tad Lowrey, Jackson Federal Bank chairman and CEO
          909/383-2201

Jackson National Life(R) completes purchase of Highland Bancorp


SAN BERNARDINO, CA -- October 2, 2000 -- Jackson Federal Bank(R), a wholly owned subsidiary of Jackson National Life Insurance Company (R), today announced it has completed its purchase of Highland Bancorp, Inc. for $25.45 per share. Highland Bancorp is the holding company for Highland Federal Bank, which operates seven retail branches in Southern California.

As a result of the purchase, Highland Federal has been merged with Jackson Federal and Highland Federal's retail branch offices are now Jackson Federal branch offices. With the completion of the purchase, Jackson Federal now operates 14 branch offices in the Southern California market and has assets exceeding $1 billion. This is the second acquisition this year for Jackson Federal; in March, Jackson Federal closed an acquisition of three retail branches from Fidelity Federal Bank.

"This purchase represents another important step in the diversification strategy for both Jackson Federal and its parent company, Jackson National Life," said Tad Lowrey, chairman and chief executive officer of Jackson Federal. "Through this merger, we hope to further Highland Federal's success in the commercial and multi-family lending niche." Highland Federal was recently ranked second among the nation's top-performing community banks.*

                                  --  more --

Jackson Federal Bank and Highland Bancorp
Page 2 of 2

"Customers can expect Highland Federal's tradition of excellent service to continue," said Lowrey. "As we move forward, customers can also expect an even broader range of financial products and services than were previously available to them. The full integration of the Highland Federal branches into the Jackson Federal retail network is scheduled for early December.

Jackson National Life, headquartered in Lansing, Michigan, is one of America's largest life insurance companies, with more than $138 billion of life insurance in force and more than $43 billion in assets (GAAP), with $41 billion in liabilities set aside to pay primarily future policyowner benefits. It is also one of America' leading annuity writers, with more than $3.9 billion of fixed and variable annuity sales in 1999. Jackson National is wholly owned by the United Kingdom's Prudential plc, (NYSE: PUK) a leading financial services group with operations in Europe, Asia, and the United States (not affiliated with Prudential Insurance Company of America).

                                    #  #  #

                                  Source: Los Angeles Times,
                                          October 2000

The following cautionary statement is included to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. However, as with any projection or forecast, forward-looking statements are inherently susceptible to a number of risks and uncertainties and actual results and events could differ materially form those currently being anticipated as reflected in such forward-looking statements. There can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished.